Exhibit 99.B(e)(2)

AMENDMENT TO
DISTRIBUTION AGREEMENT
between
THE VICTORY PORTFOLIOS and
VICTORY CAPITAL ADVISERS, INC.

AMENDMENT made as of the 19th day of August, 2015, between The Victory Portfolios (the “Trust”) and Victory Capital Advisers, Inc. (“VCA”), to the Distribution Agreement dated August 1, 2013, between the Trust and VCA (as may have been previously amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

WHEREAS, VCA and the Trust wish to enter into this Amendment to the Agreement to (1) add additional Funds to the terms of the Agreement, (2) revise the names of certain Funds and (3) revise the name of the Trust; and

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Trust and VCA hereby agree as follows:

1.              The Trust is renamed “Victory Portfolios”.

2.              Schedule I to the Agreement is hereby deleted in its entirety and replaced by the new Schedule A attached hereto.

3.              Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

VICTORY PORTFOLIOS, on behalf of each Fund listed on Schedule I, individually and not jointly

By:	/s/ Christopher K. Dyer
Name:	Christopher K. Dyer
Title:	President

VICTORY CAPITAL ADVISERS, INC.

By:	/s/ Michael Policarpo
Name:	Michael Policarpo II
Title:	President